Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2011, except for the earnings per share data described in Note 16 as to which the date is August 2, 2013, relating to the financial statements of HMH Publishing Company, the predecessor of Houghton Mifflin Harcourt Company, formerly known as HMH Holdings (Delaware), Inc., which appears in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-190356) filed on November 1, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2013